EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 9, 2001, accompanying the consolidated financial statements and schedules incorporated by reference in the Annual Report of Xybernaut Corporation (the Company) on Form 10-K/A for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of the Company on Forms S-3 (File No. 333-68859, effective January 25, 1999, File No. 333-33940, effective April 25, 2000, File No. 333-40996, effective August 4, 2000, File No. 333-51974, effective January 12, 2001, and File No. 333-60556, effective May 23, 2001) and on Form S-8 (File No. 333-94463, effective January 12, 2000 and File No. 333-56814 , effective March 9, 2001).

/s/ Grant Thornton, LLP

Vienna, Virginia
November 8, 2001